EXHIBIT 99.1

Superior Consultant Holdings Corporation
5225 Auto Club Drive
Dearborn, MI 48126
Nasdaq: SUPC

Richard D. Helppie — Chief Executive Officer
 Richard R. Sorensen — Chief Financial Officer
 Susan M. Synor —Executive Vice President
 (248) 386-8300

FOR IMMEDIATE RELEASE
July 29, 2004

SUPERIOR CONSULTANT REPORTS SECOND QUARTER REVENUE AND PROFIT GROWTH

Superior on Track to Exceed 2004 Forecast

Summary for Second Quarter 2004

•	Net revenue increased 17% to $26.9 million, compared with $22.9 million in the same quarter last year

•	Earnings per diluted share of $0.08, before effect of building sale; earnings per diluted share of $0.03, after effect of building sale

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased 141% to $2.5 million, before effect of building sale, and 86% to $1.9 million, after effect of building sale, compared with one year ago

•	Increased cash and lowered future operating expense through the sale of an under-utilized office building

•	New outsourcing bookings of $128 million, a 222% increase over Q203

•	New consulting bookings of $29.6 million, a 135% increase over Q203

•	Won a seven-year, $74 million outsourcing contract with a West Coast health system

•	Completed a previously announced, multi-year outsourcing contract negotiation with a Midwest health system

•	Signed a $12.5 million enterprise-wide electronic medical records implementation engagement

•	Outsourcing sales prospect pipeline increased to $859 million from $790 million last quarter

•	Total booked revenue backlog as of June 30, 2004 rose to $368 million from $268 million at the end of April, 2004

•	Gained 30 new clients during the quarter

DEARBORN, Michigan, July 29, 2004 — Superior Consultant Holdings Corporation (Nasdaq: SUPC) today reported its second quarter 2004 operating results. For the quarter, the company reported net revenue of $26.9 million, compared with $22.9 million in the same quarter a year ago, and $24.6 million in the first quarter of 2004. The company reported EBITDA for the quarter of $2.5 million and earnings per diluted share of $0.08, prior to giving effect to a non-cash charge related to the sale of a building; with the effect of the building sale, the company reported EBITDA of $1.9 million and $0.03 per diluted share. The performance compares with EBITDA of $1.0 million and a net loss of ($0.04) per share in the same quarter last year, and EBITDA of $1.8 million and earnings per diluted share of $0.02 in the first quarter of 2004.

During the second quarter, Superior sold an office building, which added to the company’s cash position and simultaneously reduces operating expenses in subsequent quarters. The transaction added $1.7 million net cash to the company’s balance sheet. The transaction resulted in a non-cash charge of $562,000 to reflect the difference between the net sale price and the net book value of the building. The company expects to realize approximately $125,000 each future calendar quarter in lower depreciation and operating costs associated with the company’s relocation to more efficient facilities.

Outsourcing net revenue increased 42.8% over the same quarter in the prior year. During the quarter, the company gained $128 million in new outsourcing sales. Included among the contract wins were new, full-service outsourcing contracts with Southwest Washington Medical Center (Vancouver, Washington) and Port Huron Hospital (Michigan). The company’s outsourcing sales prospect pipeline increased to $859 million from $790 million.

Consulting net revenue remained consistent with the same quarter in the prior year and increased 4.5% over last quarter. During the quarter, the company gained $29.6 million in new consulting bookings, an increase of 135% over the same quarter of 2003. Included in the contract wins were the previously announced $12.5 million multi-year enterprise-wide electronic medical records implementation project and more than $4 million in initial implementation work associated with a major electronic medical records project.

“Sustained focus on meeting the most important needs of our healthcare clients, coupled with resolute pursuit of the outsourcing and consulting strategy we announced nearly four years ago, has resulted in the best quarter of financial performance under our current business model,” said Chief Executive Officer Richard D. Helppie. “We recorded $0.08 earnings per diluted share, absent the effect of the sale of an under-utilized building. The second quarter of 2004 is our seventh consecutive quarter of in-line performance and our third straight quarter of profitability, and we have an expectation of further growth in revenue and profitability. As we marked our 20th anniversary of service to the healthcare industry in May, we are pleased to report that strong outsourcing and consulting bookings during the quarter have resulted in a record backlog of $368 million in sold work.”

“Superior increased its net revenue over the same quarter last year and achieved additional operating efficiencies,” said Richard R. Sorensen, Chief Financial Officer. “We reported increases in our profit, operating margin and EBITDA, and we ended the quarter with $12.5 million in cash. Uses of cash during the quarter consisted primarily of capital purchases for software, equipment, and associated implementation services related to our outsourcing contracts and debt service associated with our financing arrangements. As previously announced, we also finalized commitments for increased financing capacity and further added to our available cash through the sale of under-utilized real estate.”

SG&A in the second quarter improved to 22.5% of net revenue from 24.1% last quarter and 28.6% in the same quarter of 2003. Days Sales Outstanding (DSO) were 55, compared with 49 last quarter and 50 one year ago.

Operating margin improved to 2.1% in the quarter, or 4.1% excluding the impact of the building sale, compared with 1.8% in the prior quarter and (1.0%) in the same quarter of 2003. Gross margin for the quarter was 26.6%, compared with 27.6% in the same quarter one year ago and 25.9% last quarter.

“During the quarter, our outsourcing and consulting units turned in solid results,” said George S. Huntzinger, President and Chief Operating Officer. “Superior’s partnership with our clients and our energized work force means return on investment for our clients, growth for our colleagues, and returns for our shareholders. As mentioned in our first quarter earnings release, we have achieved a level of utilization at the Superior Processing Center, which has transitioned from the investment stage to become a contributor to gross margin.”

“In consulting, we continued to gain new clinical transformation and revenue cycle engagements during the quarter, and we saw an increase in strategic and I.T. planning engagements as well as an increase in implementation work,” Huntzinger continued. “We sold 19 consulting engagements valued in excess of $200,000, seven of which are valued in excess of $500,000. We gained 30 new clients during the quarter, eight of which awarded us contracts valued in excess of $100,000. Accepted proposals for consulting work totaled $29.6 million for the second quarter. Thus far in 2004, we have added $41.1 million in consulting sales,” Huntzinger concluded.

OUTLOOK

“We are pleased with the results for the initial half of 2004,” said Helppie. “Everyone at Superior is pleased to see government and industry leaders’ growing awareness of the great potential of information technology’s role in improving quality and reducing the cost of healthcare. We believe that the macro factors driving our market will help create demand in the second half of 2004 and into the years beyond.”

For 2004, the company confirms its expectation to exceed the upper end of its revenue, EBITDA, and earnings per basic share forecasts of $107 million, $8.5 million, and $0.13, respectively.

•	The revenue forecast for 2004 is based on revenue of $51.5 million for the initial half of 2004, a current booked backlog of $45 million for the remainder of the year, and current client indications of an additional $1.7 million.

•	The EBITDA forecast is based on results achieved in the initial half of 2004, expected margins from sold work, and estimated results of new contracts for 2004.

•	The earnings per basic share forecast is based on achievement of $0.11 for the initial half of 2004, absent the effect of the building sale. For the year, the company expects to reach at least $0.18 per basic share, absent the effect of the building sale.

As previously announced, Superior expects to continue to show quarterly improvement over comparable 2003 quarters throughout the year. The company’s guidance is also predicated on anticipated success in winning and servicing new outsourcing and consulting contracts, achievement of the anticipated revenue mix between outsourcing and consulting, and continued expense controls.

Superior anticipates some continued capital expenditures in connection with the launch and service of outsourcing relationships. The company expects to meet the capital and cash requirements through the associated outsourcing revenue streams, operating cash flow, and financing sources. In April, the company negotiated a larger, more favorable line of credit with Fifth Third Bank. In addition, the company negotiated other credit lines for equipment and software financing.

Superior anticipates continued growth in 2005 and the years beyond. The company has a rising revenue run rate, large backlog of sold work, and strong sales pipelines. The revenue backlogs for 2005 and 2006 are now $64.2 million and $52.6 million, respectively.

Helppie concluded, “Superior’s deep experience with healthcare industry issues forms the basis for our transformational consulting and outsourcing services. We are making a positive difference for our clients and for the healthcare industry. We have successfully integrated our consulting and outsourcing services in a way that provides great value for our clients, great opportunity for our employees, and excellent prospects for our shareholders.”

Conference Call Broadcast:

Superior Consultant’s senior executives will discuss the second quarter 2004 results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, July 30, 2004. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the “Investors” section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:30 p.m. eastern time on Friday, July 30, 2004, under the “Investors” section of www.superiorconsultant.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to: “anticipate,” “believe,” “intends,” “estimates,” “promises,” “expect,” “should,” “conditioned upon” and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market’s acceptance of and demand for the company’s offerings, demands upon and consumption of the company’s cash and cash equivalent resources or changes in the company’s access to working capital, regulatory changes and other factors affecting the financial constraints on the company’s clients, competitive pressures (both domestic and foreign), the ability to successfully manage currency risk, obtain foreign work permits and otherwise successfully execute and manage international contracts, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

About Superior Consultant Holdings Corporation

Recipient of Frost & Sullivan’s 2003 Best Bang for the Buck Award for providing services and solutions with the highest ratio of value to cost, Superior Consultant is a leading national provider of transformational outsourcing, management and information technology consulting services and solutions to the healthcare industry. Superior specializes in Digital Business Transformation™ services that enable clients to thrive in the information-driven economy, and its transformational outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior’s best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 20 years, Superior has been recognized as an innovative leader within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 170 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company’s Web site at http://www.superiorconsultant.com.

SUPERIOR CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$12,498	$12,688
Accounts receivable, net	16,338	12,592
Other current assets	4,097	4,000

Total current assets	32,933	29,280
Property and equipment, net	24,932	24,235
Other long-term assets	249	338

Total Assets	$58,114	$53,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to bank	$4,400	$1,900
Other current liabilities	18,181	16,300

Total current liabilities	22,581	18,200
Senior subordinated debentures, net	7,608	7,552
Long-term liabilities	4,005	5,185
Stockholders’ equity	23,920	22,916

Total Liabilities and Stockholders’ Equity	$58,114	$53,853

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2003	2004	2003
Revenue
Consulting
Revenue before reimbursements (net revenue)	$13,767	$13,169	$13,718	$26,936	$27,709
Out-of-pocket reimbursements (1)	1,911	1,459	1,877	3,370	3,650

Total consulting revenue	15,678	14,628	15,595	30,306	31,359
Outsourcing
Revenue before reimbursements (net revenue)	13,090	11,453	9,168	24,543	17,068
Out-of-pocket reimbursements (1)	101	108	147	209	225

Total outsourcing revenue	13,191	11,561	9,315	24,752	17,293

Consolidated revenue	28,869	26,189	24,910	55,058	48,652
Cost of services
Consulting
Cost of services before reimbursements (net cost of services)	8,123	8,445	8,694	16,568	17,175
Out-of-pocket reimbursements (1)	1,911	1,459	1,877	3,370	3,650

Total consulting cost of services	10,034	9,904	10,571	19,938	20,825
Outsourcing
Cost of services before reimbursements (net cost of services)	11,577	9,812	7,872	21,389	15,275
Out-of-pocket reimbursements (1)	101	108	147	209	225

Total outsourcing cost of services	11,678	9,920	8,019	21,598	15,500

Consolidated cost of services	21,712	19,824	18,590	41,536	36,325
Gross Profit
Consulting	5,644	4,724	5,024	10,368	10,534
Outsourcing	1,513	1,641	1,296	3,154	1,793

Consolidated gross profit	7,157	6,365	6,320	13,522	12,327
Selling, general and administrative expenses	6,044	5,923	6,555	11,967	13,370
Loss on sale of building	562	—	—	562	—

Earnings (loss) from operations	551	442	(235)	993	(1,043)
Other expense, net	(205)	(256)	(150)	(461)	(229)

Earnings (loss) before income tax benefit	346	186	(385)	532	(1,272)
Income tax benefit	—	—	—	—	—

Net earnings (loss)	$346	$186	$(385)	$532	$(1,272)

Net earnings (loss) per share
Basic	$0.03	$0.02	$(0.04)	$0.05	$(0.12)

Diluted	$0.03	$0.02	$(0.04)	$0.05	$(0.12)

Weighted average number of common shares outstanding
Basic	10,415	10,358	10,765	10,387	10,765

Diluted	11,849	11,682	10,765	11,754	10,765

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2003	2004	2003
GAAP to Non-GAAP Reconciliations:
Consolidated revenue	$28,869	$26,189	$24,910	$55,058	$48,652
Less: Out-of-pocket reimbursements (1)	(2,012)	(1,567)	(2,024)	(3,579)	(3,875)

Net Revenue	$26,857	$24,622	$22,886	$51,479	$44,777

Operating expenses
Consolidated cost of services	$21,712	$19,824	$18,590	$41,536	$36,325
Selling, general and administrative expenses	6,044	5,923	6,555	11,967	13,370
Loss on sale of building	562	—	—	562	—

Operating expenses — GAAP	28,318	25,747	25,145	54,065	49,695

Less: loss on sale of building	(562)	—	—	(562)	—
Less: Out-of-pocket reimbursements (1)	(2,012)	(1,567)	(2,024)	(3,579)	(3,875)

Operating expenses, as adjusted	$25,744	$24,180	$23,121	$49,924	$45,820

Net earnings (loss) — GAAP	$346	$186	$(385)	$532	$(1,272)
Loss on sale of building	562	—	—	562	—

Net earnings (loss), excluding loss on sale of building charges	$908	$186	$(385)	$1,094	$(1,272)

Basic net earnings (loss) per share, excluding loss on sale of building	$0.09	$0.02	$(0.04)	$0.11	$(0.12)

Diluted net earnings (loss) per share, excluding loss on sale of building	$0.08	$0.02	$(0.04)	$0.09	$(0.12)

Net earnings (loss)	$346	$186	$(385)	$532	$(1,272)
Depreciation and amortization	1,354	1,356	1,258	2,710	2,339
Interest expense, net	205	256	150	461	229
Income tax benefit	—	—	—	—	—

EBITDA	$1,905	$1,798	$1,023	$3,703	$1,296

2004 EBITDA, as reported	$1,905			$3,703
Adjustment for loss on sale of building	562			562

2004 EBITDA, adjusted for loss on sale of building, amounts used in 2004 annual EBITDA guidance	$2,467			$4,265

Capital expenditures, net of financing	$3,026	$2,606	$1,640	$5,632	$3,323

Gross profit % — Consulting (1)	41.0%	35.9%	36.6%	38.5%	38.0%
Gross profit % — Outsourcing (1)	11.6%	14.3%	14.1%	12.9%	10.5%
Gross profit % — Consolidated (1)	26.6%	25.9%	27.6%	26.3%	27.5%
SGA %	22.5%	24.1%	28.6%	23.2%	29.9%
Headcount	669	592	569	669	569

(1) In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred,” which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings (loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended June 30, 2004, to the quarters ended March 31, 2004, and June 30, 2003, and the six months ended June 30, 2004 to the six months ended June 30, 2003.